As filed with the Securities and Exchange Commission on September 29, 2011	Registration No. ___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Ardent Mines Limited
(Exact name of registrant as specified in its charter)

Nevada	1040	88-0471870
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

100 Wall Street, 21st Floor
New York, NY 10005
855-273-3686
 (Address and telephone number of principal executive offices and principal place of business)

National Registered Agents, Inc. of NV
1000 East William Street, Suite 204
Carson City, NV 89701
800-550-6724
 (Name, address and telephone number of agent for service)

Copies of all communications to:
Travis Gering, Esq.
Wuersch & Gering LLP
100 Wall Street, 21st Floor
New York, New York 10005
Phone: (212) 509-5050
Fax: (610) 819-9104

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock for sale by selling stockholders	519,482	$3.75	$1,948,058	$226.17

(1)
The 519,482 shares to be registered include 259,741 shares of the Company’s Common Stock which were sold pursuant to a private placement and 259,741 shares of the Company’s Common Stock which underlie warrants sold pursuant to a private placement.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act on the basis of $3.75 per share as the last price of the Registrant's common stock on September 27, 2011, as quoted on the Over-the-Counter-Bulletin-Board quotation system.

(3)	We will not receive proceeds from the sale of shares by the selling stockholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

Subject to completion, dated ___________, 2011

ARDENT MINES LIMITED

519,482 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 519,482 shares of common stock by certain shareholders of the Company. The 519,482 shares to be registered include 259,741 shares of the Company’s Common Stock which were sold pursuant to a private placement and 259,741 shares of the Company’s Common Stock which underlie warrants sold pursuant to a private placement.

The resale of these shares is not being underwritten.  We will not receive any of the proceeds from the sale of those shares being sold by the selling stockholders.  The selling stockholders may sell or distribute the shares, from time to time, depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers.  The selling stockholders will offer their shares at prevailing market prices or privately negotiated prices.  Pursuant to certain registration rights granted by us to the selling stockholders, we are obligated to register the shares held by the selling stockholders. We are paying substantially all expenses incidental to the registration of the shares.

Our common stock is quoted for trading on the over-the-counter bulletin board under the symbol ADNT.

Our principal executive offices are located at 100 Wall Street, 21st Floor, New York, NY 10005 and our telephone number is (855) 273-3686.

Your investment involves a high degree of risk.  See “Risk Factors” starting on page 3 for certain information you should consider before you purchase the shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _________, 2011.

TABLE OF CONTENTS

SUMMARY OF OUR OFFERING	1
RISK FACTORS	3
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	9
USE OF PROCEEDS	9
DETERMINATION OF OFFERING PRICE	9
DILUTION	9
SELLING STOCKHOLDERS	10
PLAN OF DISTRIBUTION	12
DESCRIPTION OF SECURITIES TO BE REGISTERED	14
INTERESTS OF NAMED EXPERTS AND COUNSEL	16
BUSINESS	17
DESCRIPTION OF PROPERTY	20
LEGAL PROCEEDINGS	20
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY	21
AND RELATED STOCKHOLDER MATTERS	21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF	22
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS	22
CHANGES IN AND DISAGREEMENTS WITH	25
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	25
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	25
MANAGEMENT AND CERTAIN SECURITY HOLDERS	26
EXECUTIVE COMPENSATION	30
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	34
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	35
DIRECTOR INDEPENDENCE	36
LEGAL MATTERS	36
EXPERTS	36
WHERE YOU CAN FIND ADDITIONAL INFORMATION	36
INDEX TO FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus.  We will not make an offer to sell these securities in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

SUMMARY OF OUR OFFERING

Prospectus Summary

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

Ardent Mines Limited is a Nevada Corporation involved in the Exploration and Development of Gold Mining resources.  In May of 2011, we acquired Gold Hills Mining Ltda., a Brazilian corporation which possesses rights for mineral extraction on properties located in Northeastern Brazil.  We are presently exploring other opportunities as well, as described in further detail herein.

On September 7, 2011 (the “Closing Date”), pursuant to a securities purchase agreement, dated September 1, 2011, we completed the closing of an offering of our securities (the “Offering”) for a total subscription proceeds of $1,000,003.50 through the issuance of 259,741 shares of the Company’s Common Stock at a purchase price of $3.85 per share (the “Shares”) to certain accredited investors (the “Investors”).  In connection with the issuance of the Shares, the Investors received common stock purchase warrants to purchase up to 259,741 additional shares of our common stock (the “Warrants”). The initial exercise price of the Warrants is $4.15 per share, subject to adjustment therein, with a term of exercise equal to 5 years.

In connection with the Offering, we granted the Investors registration rights pursuant to a registration rights agreement, dated September 1, 2011 (the “Registration Rights Agreement”). We are required to file a registration statement in order to register the Shares and the Warrant Shares. Pursuant to the terms of the Registration Rights Agreement, we are required to file a registration statement within 30 days following the date of the Securities Purchase Agreement and will cause the registration statement to be declared effective within 90 days of the date of the Securities Purchase Agreement (120 days in the event the SEC reviews the registration statement).

Net proceeds from the private placement will be used primarily to support our current exploration and development plans in Brazil together with our ongoing general corporate and working capital requirements.

The shares to be registered pursuant to this prospectus include the Shares and the Warrant Shares described above.

[The Summary of Our Offering Continues on the Following Page]

The Offering

Total shares of common stock outstanding	16,273,391 as of September 27, 2011.

Common stock being registered for sale by stockholders
519,482 shares, of which:

259,741 shares of the Company’s Common Stock were sold pursuant to a private placement.

259,741 shares of the Company’s Common Stock which underlie warrants sold pursuant to a private placement.

Risk factors	The shares involve a high degree of risk. Investors should carefully consider the information set forth under “RISK FACTORS” beginning on page 3.

Use of proceeds
We will not receive any proceeds from the sale of our common stock offered through this prospectus by the selling stockholders.  All proceeds from the sale of our common stock sold under this Prospectus will go solely to the selling stockholders.

[Remainder of Page Intentionally Blank]

RISK FACTORS

 An investment in our Company involves a risk of loss. You should carefully consider the risks described below, before you make any investment decision regarding our Company. Additional risks and uncertainties may also impair our business. If any such risks actually materialize, our business, financial condition and operating results could be adversely affected. In such case, the trading price of our common stock could decline.

Risks Related to Our Company

We have not yet commenced revenue generating operations under our business model and we have no past performance which can serve as an indicator of our future potential.

We are presently at the early stages of the implementation of our business plan.  Our most recent financial statements will therefore not provide sufficient information to assess our future prospects.  Our likelihood of success must be considered in light of all of the risks, expenses and delays inherent in establishing a new business, including, but not limited to unforeseen expenses, complications and delays, established competitors and other factors.

Our Auditors have issued an opinion expressing uncertainty regarding our ability to continue as a going concern.  If we are not able to continue operations, investors could lose their entire investment in our Company.

We have a history of operating losses, and may continue to incur operating losses for the foreseeable future. This raises substantial doubts about our ability to continue as a going concern.  Our auditors issued an opinion in their audit report dated August 19, 2011 expressing uncertainty about our ability to continue as a going concern. This means that there is substantial doubt whether we can continue as an ongoing business without additional financing and/or generating profits from our operations.  If we are unable to continue as a going concern and our Company fails, investors in our Company could lose their entire investment.

We need to raise additional capital which may not be available to us or might not be available on favorable terms.

We will need additional funds to implement our business plan as our business model requires significant capital expenditures. We will need substantially more capital to execute our business plan. Our future capital requirements will depend on a number of factors, including our ability to grow our revenues and manage our business. Our growth will depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of our equity securities in private or public transactions. If we are successful in raising equity capital, because of the number and variability of factors that will determine our use of the capital, our ultimate use of the proceeds may vary substantially from our current plans.

We were incorporated in July 2000 and have yet to generate any revenues.  We have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

We were incorporated on July 27, 2000, and have not generated any revenues.  Our net loss since inception is significant.  To achieve and maintain profitability and positive cash flow we are dependent upon our ability to generate revenues and control exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the exploration of our mineral properties.  As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

We will have to hire additional qualified personnel. If we cannot locate qualified personnel, we may have to suspend or cease operations.

We will have to hire additional qualified persons to perform surveying, exploration, and excavation of the Gold Hills property and properties we may acquire in the future.  If we are unable to hire additional skilled employees, our operations will not succeed.

Indebtedness may burden us with high interest payments and highly restrictive terms which could adversely affect our business.

As a matter of Company policy, our financial plans will limit our debt exposure to a reasonable level. However, a significant amount of indebtedness could increase the possibility that we may be unable to generate sufficient revenues to service the payments on indebtedness, when due, including principal, interest and other amounts.

We may be exposed to tax audits.

Our U.S. federal and state tax returns may be audited by the U.S. Internal Revenue Service (the “IRS”). An audit may result in the challenge and disallowance of deductions claimed by us. We are unable to guarantee the deductibility of any item that we acquire.  We will claim all deductions for federal and state income tax purposes which we reasonably believe that we are entitled to claim. In the event the IRS should disallow any of our deductions, the directors, in their sole discretion, will decide whether to contest such disallowance. No assurance can be given that in the event of such a contest the deductions would be sustained by the courts.

Because we intend to conduct our mineral exploration and development activities outside of the United States, we will be required to obtain approvals from foreign national and local governments.

We intend to pursue projects outside of the United States, which may require us to seek the approval of various foreign governments.  Seeking such approvals may be expensive, complex, time consuming and uncertain.

Risks related to our Stock

We do not anticipate paying cash dividends.

We do not anticipate paying cash dividends in the foreseeable future. We intend to retain any cash flow we generate for investment in our business. Accordingly, our common stock may not be suitable for investors who are seeking current income from dividends.  Any determination to pay dividends on our common stock in the future will be at the discretion of our board of directors.

Because the market for our common shares is limited, investors may not be able to resell their common shares.

Our common shares trade on the Over-the-Counter-Bulletin-Board quotation system. Trading in our shares has historically been subject to very low volumes and wide disparity in pricing. Investors may not be able to sell or trade their common shares because of thin volume and volatile pricing with the consequence that they may have to hold your shares for an indefinite period of time.

There are legal restrictions on the resale of the common shares offered, including penny stock regulations under the U.S. Federal Securities Laws.

Our common stock may continue to be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, our shareholders may find it more difficult to sell their shares.

If we raise additional funds through the issuance of equity or convertible debt securities, your ownership will be diluted.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership held by existing shareholders will be reduced.  New securities may contain certain rights, preferences or privileges that are senior to those of our common shares.  Furthermore, any additional equity financing may be dilutive to shareholders, and debt financing, if available, may involve restrictive covenants, which may limit our operating flexibility with respect to certain business matters.

Grants of stock options and other rights to our directors, officers and employees may dilute your stock ownership.

We plan to attract and retain our directors, officers and employees in part by offering stock options and other purchase rights for a significant number of common shares. The issuance of common shares pursuant to such options, and additional options which may be issued in the future, will have the effect of reducing the percentage of ownership of our shareholders.

Our stock price may be volatile and market movements may adversely affect your investment.

The market price of our stock may fluctuate substantially due to a variety of factors, many of which are beyond our control. The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our stock. Future sales of our common shares by our shareholders could depress the price of our stock.

 Risks Related to the Exploration of Minerals

Mining involves financial risk and uncertainty related to hazardous operations.

The operations we will carry out will be subject to all the hazards and risks normally encountered in the exploration and development of gold mineral reserves and mining operations generally, including unusual and unexpected geologic formations, seismic activity, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, producing facilities, damage to life or property and environmental damage, all of which may result in possible legal liability. The exploration for and development of mineral deposits involves significant risks, which even a combination of careful evaluation, experience and knowledge may not eliminate.

We may not be able to adequately insure against risk.

Although we intend to maintain insurance to protect against certain risks in such amounts as we consider being reasonable, our insurance will not cover all the potential risks associated with our development, exploration and mining activities. We may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. We may also become subject to liability for pollution or other hazards that may not be insured against or that we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

The financial success of a mining operation is difficult to predict.

Major expenses may be required to locate and establish mineral reserves. The same is true for the development of mining facilities at a particular site once such mineral reserves have been established. It is impossible to ensure that the exploration or development of the gold mineral reserves by us will result in a profitable commercial mining operation. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital.

The success of the exploration and development of gold mineral reserves by us will also be subject to a number of factors including the availability and performance of engineering and construction contractors, suppliers and consultants, the receipt of required governmental approvals and permits (including environmental permits). There can be no assurance that personnel and equipment will be available in a timely manner or on reasonable terms to successfully complete our activities as planned; that we will be able to obtain all necessary governmental approvals and permits if necessary; and that the ongoing operating costs associated with the exploration or development of the gold mineral reserves will not be significantly higher than anticipated by us. Any of the foregoing factors could adversely affect our operations and financial condition.

There is no certainty that the expenditures which will be made by us towards the search and evaluation of mineral deposits will result in discoveries or development of commercial quantities of gold ore.

Environmental risks and hazards may adversely impact the profitability of our Company.

All phases of our Gold Hills operations will be subject to environmental regulation in Brazil.  Other mines that we may develop will also be subject to regulation in any other jurisdiction where we operate. These regulations may mandate, among other things, water quality standards and land reclamation.  These standards may also regulate the generation, transportation, storage and disposal of hazardous waste. This will require a high degree of responsibility for us and our officers, directors and employees. There is no assurance that existing or future environmental regulation will not materially adversely affect our business, financial condition and results of operations.

Inadequate infrastructure could adversely impact our profitability.

Development and exploration activities depend, to one degree or another, on adequate infrastructure.  Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect our operations, financial condition and results of operations.

Adverse weather conditions could temporarily slow or stop our operations and impact our profitability.

Development and exploration activities may be adversely impacted by storms, flooding and other weather events.

We will require certain permits to commence operations.

Our development and exploration activities are subject to receiving and maintaining permits from appropriate governmental authorities. There is no assurance that delays will not occur in connection with obtaining all necessary renewals of permits, additional permits for any possible future changes to operations, or additional permits associated with new legislation. Prior to any development on any of our properties, we must receive permits from appropriate governmental authorities. There can be no assurance that we will continue to hold all permits necessary to develop or continue operating at any particular property.

There are risks of economic and political instability in Brazil.

The Gold Hills property where we have rights for mineral extraction is located in Brazil. There are risks relating to an uncertain or unpredictable political and economic environment in Brazil.

Certain political and economic events, such as acts or failures to act by a government authority in Brazil and political and economic instability in Brazil could have a material adverse effect on our ability to start or continue our development and exploration activities in Brazil.

These risks and uncertainties include, but are not limited to: terrorism; hostage taking; extreme fluctuations in currency exchange rates; high rates of inflation; labor unrest; the risks of war or civil unrest; expropriation and nationalization; renegotiation or nullification of existing concessions, licenses, permits and contracts; changes in taxation policies; restrictions on foreign exchange and repatriation; and changing political conditions, currency controls and governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

The occurrence of these various factors and uncertainties cannot be accurately predicted and could have an adverse effect on our operations or profitability.

Strikes by our employees or the employees of our suppliers could temporarily halt operations.

The Company’s results of operations could be detrimentally impacted by strikes and similar disruptions to our business.

Changes in policy by the Brazilian Government could adversely impact the Company.

Changes, if any, in mining or investment policies or shifts in political attitude in Brazil where Gold Hills operates may adversely affect its operations or profitability. Operations may be affected in varying degrees by government regulations with respect to, but not limited to, price controls, export controls, currency remittance, income and other taxes, expropriation of property, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people and water use. Failure to comply strictly with applicable laws, regulations and local practices relating to mineral right applications and tenure, could result in loss, reduction or expropriation of entitlements, or the imposition of additional local or foreign parties as joint venture partners with carried or other interests.

We could experience problems with title to its current property or to future properties.

Although we believe that we have taken reasonable measures to ensure proper title in all the issued and outstanding equity interests of Gold Hills and have carried out a reasonable due diligence as to the proper title of Gold Hills in the rights for mineral extraction on the property, there is no guarantee that any such title or interest will not be challenged or impaired. Third parties may have valid claims underlying portions of our Gold Hills interests, including prior unregistered liens, agreements, transfers or claims, and title may be affected by, among other things, undetected defects.  In addition, we may be unable to exercise or to enforce our respective rights.  As we acquire additional properties, similar issues could arise in connection with those properties as well.

We face intense competition.

The mining industry is intensely competitive in all of its phases and we will compete with companies possessing greater financial and technical resources than we do. Competition in the precious metals mining industry is primarily for: mineral rich properties that can be developed and produced economically; the technical expertise to find, develop, and operate such properties; the labor to operate the properties; and the capital for the purpose of funding such properties. Existing or future competition in the mining industry could materially adversely affect our prospects for mineral exploration and success in the future.

We will face extensive governmental regulation of the mining industry.

Our mineral exploration activities will be subject to various laws governing exploration, development, production, taxes, labor standards, mine safety, toxic substances and other matters. Mining and exploration activities are also subject to various laws and regulations relating to the protection of the environment. Amendments to current laws and regulations governing the operations and activities of our Company or more stringent implementation thereof could have a material adverse effect on our business, financial condition and results of operations.

Our right to engage in mineral extraction may be terminated in certain circumstances. Under the laws of certain jurisdictions in which we may operate, mineral resources belong to the state and governmental concessions are required to explore for, and exploit, mineral reserves. Termination of any one or more of our exploration or other rights could have a material adverse effect on our financial condition or results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” “Management’s Discussion and Analysis” and “Our Business.”

There are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors, include, without limitation, the following: our ability to develop our technology platform and our products; our ability to protect our intellectual property; the risk that we will not be able to develop our technology platform and products in the current projected timeframe; the risk that our products will not achieve performance standards in clinical trials; the risk that the clinical trial process will take longer than projected; the risk that our products will not receive regulatory approval; the risk that the regulatory review process will take longer than projected; the risk that we will not be unsuccessful in implementing our strategic, operating and personnel initiatives; the risk that we will not be able to commercialize our products; any of which could impact sales, costs and expenses and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in this prospectus and in our other filings with the Securities and Exchange Commission.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will sell their shares at prevailing market prices on the over the counter bulletin board or privately negotiated prices.  Consequently, we cannot determine what the actual value of our common stock will be either now or at the time of sale.  We will not receive proceeds from the sale of shares from the selling stockholders.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders with respect to the shares offered for sale by the selling stockholders.

SELLING STOCKHOLDERS

The common stock which is the subject of this registration statement is being registered to permit public secondary trading of the shares, and the selling stockholders, or their pledgees, donees, transferees or other successors-in interest, may offer all or any portion of the shares for resale from time to time.  To the best of our knowledge, none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The second column lists the number of common stock beneficially owned by each selling stockholder, based on its ownership of the common stock, as of the date of this prospectus. The third column lists the common stock being offered by this prospectus by the selling stockholders. The fourth and fifth columns assume the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders.

Name of Selling Stockholder	Shares Owned Prior to this Offering		Total Number of Shares to be offered for Selling Stockholders Account		Total Shares Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Cranshire Capital LP (1)	168,832	(2)	168,832	(2)	0	0%
Freestone Advantage Partners II, LP (3)	12,988	(4)	12,988	(4)	0	0%
Hinde Gold Fund (5)	337,662	(6)	337,662	(6)	0	0%

None of the selling stockholders has held any position, office or material relationship with us or with any of our predecessors or affiliates.

The address of the Selling Stockholders, unless otherwise noted, is c/o Ardent Mines Limited, 100 Wall Street, 21st Floor, New York, NY 10005.

(1) Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire.

(2) The amount shown includes 84,416 shares of the Company’s common stock owned by the Selling Stockholder and an additional 84,416 shares which may be acquired upon the exercise of a warrant to purchase shares of our common stock.  The initial exercise price of the warrants is $4.15 per share, subject to adjustment therein, with a term of exercise equal to 5 years.

(3) Downsview Capital, Inc. (“Downsview”) is the investment manager for a managed account of Freestone Advantage Partners II, LP and consequently has voting control and investment discretion over securities held in such account. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares held in such account which are being registered hereunder.

(4) The amount shown includes 6,494 shares of the Company’s common stock owned by the Selling Stockholder and an additional 6,494 shares which may be acquired upon the exercise of a warrant to purchase shares of our common stock.  The initial exercise price of the warrants is $4.15 per share, subject to adjustment therein, with a term of exercise equal to 5 years.

(5) Mark Mahaffey is the natural person having sole voting and investment control over the securities held by Hinde Gold Fund.

(6) The amount shown includes 168,831 shares of the Company’s common stock owned by the Selling Stockholder and an additional 168,831 shares which may be acquired upon the exercise of a warrant to purchase shares of our common stock.  The initial exercise price of the warrants is $4.15 per share, subject to adjustment therein, with a term of exercise equal to 5 years.

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PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale’s by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any of these methods of sale; and
•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus.  The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements.  If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares at any price.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part.  In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

 If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.  We offer no assurance as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus.  However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

Penny Stock

We anticipate that we will initially be a “penny stock.”  The Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also must be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Description of Securities

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $.00001 per share.  As of the date of this prospectus, there were 16,273,391 shares of our common stock issued and outstanding.  In addition, options to purchase 1,150,000 shares of our common stock have been granted to our officers and directors, options to purchase 200,000 shares of our common stock have been issued to our counsel, Warrants to purchase 259,741 shares of our common stock have been issued to certain investors, and Warrants to purchase 18,182 shares of our common stock have been issued to a placement agent.

The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

•	do not have cumulative voting rights;

•	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; and

•	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights.

All shares of common stock now outstanding are fully paid for and non-assessable. The full scope of the terms, rights and liabilities holders of our securities possess are set forth in our Company's Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada.

Registration Rights

On September 7, 2011 (the “Closing Date”), pursuant to a securities purchase agreement, dated September 1, 2011, we completed the closing of an offering of our securities (the “Offering”) for a total subscription proceeds of $1,000,003.50 through the issuance of 259,741 shares of our Common Stock at a purchase price of $3.85 per share (the “Shares”) to certain accredited investors (the “Investors”).  In connection with the issuance of the Shares, the Investors received common stock purchase warrants to purchase up to 259,741 additional shares of our common stock (the “Warrants”). The initial exercise price of the Warrants is $4.15 per share, subject to adjustment therein, with a term of exercise equal to 5 years.

For a period of 6 months after the Closing Date, the purchase price per Share and the exercise price of the Warrants are subject to adjustment pursuant to certain events, including a subsequent financing by the Company on terms more favorable to the Investors than the terms in the Securities Purchase Agreement.  Additionally, the number of shares of common stock to be received upon the exercise of the Warrants (the “Warrant Shares”) and the exercise price of the Warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the Closing Date.

In connection with the Offering, we granted the Investors registration rights pursuant to a registration rights agreement, dated September 1, 2011 (the “Registration Rights Agreement”). We are required to file a registration statement in order to register the Shares and the Warrant Shares. Pursuant to the terms of the Registration Rights Agreement, we are required to file a registration statement within 30 days following the date of the Securities Purchase Agreement and will cause the registration statement to be declared effective within 90 days of the date of the Securities Purchase Agreement (120 days in the event the SEC reviews the registration statement).

The shares to be registered pursuant to this prospectus include the Shares and the Warrant Shares described above.

Dividend Policy

As of the date of this Prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our Company.

Limitation on the liabilities of Directors

Our bylaws provide that we shall indemnify any and all of our present or former directors and officers for expenses incurred in connection with the defense of any action relating to their services. Costs, charges and expenses (including attorneys' fees) incurred by such person in defending a civil or criminal proceeding shall be paid by the Company in advance upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by the Company as authorized by the bylaws, and upon satisfaction of other conditions required by current or future legislation.  To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith. These provisions may limit the ability of our stockholders to recover damages against our directors through legal proceeding or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material United States federal income tax consequences to non-U.S. holders (defined below) of the ownership and disposition of the shares of common stock purchased in the Offering.

As used herein, "non-U.S. holders" are beneficial owners of the shares of our common stock purchased in the Offering, other than entities or arrangements treated as partnerships for U.S. federal income tax purposes ("Partnerships"), that are not U.S. holders. "U.S. holders" are beneficial owners of the shares of our common stock that are, for United States federal income tax purposes, (1) citizens or individual residents of the United States, (2) corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (3) estates, the income of which is subject to United States federal income taxation regardless of its source, or (4) trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (B) an election is in effect under applicable United States Treasury regulations to be treated as a U.S. person.

If a Partnership is a beneficial owner of the shares of our common stock purchased in the Offering, the treatment of a partner in the Partnership will generally depend upon the status of the partner and upon the activities of the Partnership. Partnerships and partners in such Partnerships should consult their own tax advisors about the United States federal income tax consequences of owning and disposing of shares of our common stock.

This summary does not describe all of the tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. For example, it does not deal with special classes of non-U.S. holders, such as banks, thrifts, real estate investment trusts, regulated investment companies, passive foreign investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors. This summary is limited to holders that hold our shares of common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") (generally, property held for investment purposes). It does not discuss the tax consequences of the ownership and disposition of shares of our common stock purchased in the Offering and held as part of a hedge, straddle, conversion, "synthetic security" or other integrated transaction. This summary also does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates or (iii) stockholders or beneficiaries of a holder of such shares of common stock. Further, it does not include any description of any alternative minimum tax consequences, estate tax consequences, or the tax laws of any state or local government or of any foreign government that may be applicable to such shares of common stock. This summary is based on the Code and the United States Treasury regulations promulgated thereunder, and administrative and judicial decisions, all as in effect on the date hereof, all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of the ownership and disposition of such shares of common stock.

YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME, FRANCHISE, PERSONAL PROPERTY, ESTATE, GIFT, TRANSFER AND ANY OTHER TAX CONSEQUENCES (INCLUDING ANY ASSOCIATED REPORTING REQUIREMENTS) OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK, INCLUDING THE EFFECT OF ANY TREATIES ON THE FOREGOING OR OTHERWISE.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel acting for the Company or its wholly-owned subsidiary Gold Hills Mining Ltda. or any of the selling security holders named herein was employed for such purpose on a contingent basis, or at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of the registration statement had, or is to receive in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents, subsidiaries or affiliates, or was connected with the Company or any of its parents, subsidiaries or affiliates as a promoter, underwriter, voting trustee, director, officer, or employee.  We previously granted our legal counsel, Wuersch & Gering LLP, options to purchase 200,000 shares of the Company’s common stock at an exercise price of $4.75 per share, however, such options were not granted in connection with the share to be registered hereby.  Neither the Company nor Gold Hills Mining Ltda. has engaged any experts, other than the independent accounting firm who audited the consolidated financial statements, to prepare or certify any part of this prospectus or any other report or valuation for use in connection with the registration statement of which this prospectus is a part.

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BUSINESS

Corporate Information

We were incorporated in the State of Nevada on July 27, 2000. We are presently engaged in the acquisition and exploration of mining properties.  Our address is 100 Wall Street, 21st Floor, New York, NY 10005. Our telephone number is (855) 273-3686.

Background

In August 2000, we acquired the right to prospect one mineral property containing eight mining claims located on Copperkettle Creek in British Columbia, Canada.  We have allowed these claims to lapse.  From August 26, 2006 to December 11, 2006, we did not conduct any operations.  During that period, we intended to identify an acquisition or merger candidate with ongoing operations in any field.  However in December 2006 we decided to acquire the right to explore a new property in British Columbia and returned to the business of mineral exploration. On April 30, 2009, we decided not to renew certain claims, and later determined not to pursue its remaining claim in Canada.   We subsequently determined to pursue other mining development opportunities.

The Company’s Current Business Operations

During fiscal year ended June 30, 2011, we appointed new officers and directors, opened a new office, and negotiated and conducted due diligence regarding several potential acquisitions.  Our most significant achievement to date has been its acquisition of Gold Hills Mining Ltda., as described below.

Gold Hills Mining Ltda.

In January of 2011, we entered into a term sheet to acquire Gold Hills Mining Ltda. (“Gold Hills”), a Brazilian corporation which possesses rights for mineral extraction on properties located in Northeastern Brazil.  After the completion of due diligence, on May 4, 2011, we acquired Gold Hills pursuant to a Purchase Agreement (the “Purchase Agreement”) by and between the Company, Gold Hills and the two shareholders of Gold Hills (such shareholders are referred to herein as the “Sellers”).  Pursuant to the Purchase Agreement, the Sellers have sold us One Hundred Percent (100%) of all the issued and outstanding equity interests (the “Shares”) of Gold Hills in accordance with the following terms:

(a)	Payment of two hundred and fifty thousand U.S. dollars ($250,000), which has been paid.

(b)	We shall conduct an exploration campaign at the properties (the “Exploration”). Upon the completion of the Exploration, the following amounts shall be paid by Gold Hills to the Sellers:

(i)	If the Exploration confirms the existence of gold mineral reserves of less than Three Hundred Thousand (300,000) ounces, no additional payment shall be made by the Company to the Sellers.

(ii)
If the Exploration confirms the existence of gold mineral reserves of between Three Hundred Thousand (300,000) and Four Hundred Ninety-Nine Thousand Nine Hundred and Ninety-Nine (499,999) ounces, the additional payment to be made to the Sellers shall be Four Hundred Thousand U.S. Dollars ($400,000).

(iii)
If the Exploration confirms the existence of gold mineral reserves of greater than Four Hundred Ninety-Nine Thousand Nine Hundred and Ninety-Nine (499,999) ounces, the additional payment to be made to the Sellers shall be (a) One Million U.S. Dollars ($1,000,000); plus (b) Two U.S. Dollars ($2) per additional ounce in excess of the first Five Hundred Thousand (500,000) ounces, to be paid in four biannual installments starting in twelve (12) months.

(c)
Upon Gold Hills obtaining certain enumerated environmental licenses which are necessary to commence Gold Hills planned mining operations, we will make an additional cash payment to the Sellers in the amount of Seven Hundred Thousand U.S. Dollars ($700,000).

(d)
Upon the commencement of the successful mining and processing of gold by Gold Hills, the Sellers shall be entitled to receive a royalty equal to Two Percent (2%) of Gold Hills’ gross income, as calculated in accordance with generally accepted accounting principles.

Subject to our determination of the existence of such gold reserves as set forth above, we have agreed to invest Three Million Five Hundred Thousand U.S. Dollars ($3,500,000) in Gold Hills.

Pursuant to the Purchase Agreement, one of the Sellers shall be appointed to Gold Hills’ Board.  The Purchase Agreement also contains standard representations and warranties, and provides for arbitration in the event of any dispute.

Option to Acquire Mineral Rights in the State of Para, Brazil

Gold Hills Mining Ltda., our wholly owned Brazilian subsidiary, has executed an agreement (the “Option Agreement”) granting us an exclusive option to acquire mineral rights in the Carajas Mineral Province in the State of Para, Brazil.  On September 22, 2011, our Brazilian subsidiary Gold Hills Mining Ltda. gave an official notification to the Cooperative of Miners of Curianopolis (“COOPEMIC”) of our intent to exercise the mineral rights option in accordance with the procedures set forth in the exclusive agreement previously signed by the parties.  The closing of the exercise of the mineral rights option agreement is expected to occur during the month of October, 2011.  Pursuant to the exercise of this Option Agreement, we expect to commence due diligence regarding this property as soon as reasonably possible.

At the inception of the Option Agreement, the Company paid COOPEMIC $150,000, and has now determined to exercise the option with a payment of an additional $350,000 within thirty days.  The Company has agreed, under the Option Agreement, to expend a minimum of $5,000,000 in the exploration of the applicable mining rights area.  If the Company determines it is advisable to continue exploration, the Company shall pay to COOPEMIC $250,000 after six months of exploration and an additional $150,000 after twelve months of exploration.

If the Company’s exploration activities confirm the existence of gold, silver or cooper and their respective by-products in excess of 400,000 gold equivalent ounces, certified under the standard NI-43101, as established by the Canadian Securities Administration as “measured resources,” the Company shall pay to COOPEMIC, at the end of such initial exploration, 30% of $24 per gold equivalent ounce contained in the mineral reserves in three tranches: (i) one-third shall be paid when the Brazilian National Department of Mineral Production shall approve the final mineral exploration report; (ii) one-third shall be paid upon commencement of the extraction of gold, silver, copper and their respective by-products, contained in the areas covered by the mining rights; and (iii) one-third shall be paid within six months from the date of commencement of the extraction of gold, silver and copper and their respective by-products, contained in the areas covered by the mining rights.

Other Prospective Acquisitions

On September 25, 2010, we entered into a letter of intent (the “Letter of Intent”) with Rio Sao Pedro Mineracao LTDA (“Rio Sao Pedro”), a Brazilian mining company.  Rio Sao Pedro owns a prospective gold mine, the “Fazenda Lavras,” which is near the Morro do Ouro mine of Kinross Gold Corporation in the city of Paracatu, located in the State of Minas Gerais, Brazil.  The Rio Sao Pedro Fazenda Lavras property covers approximately 211 hectares (approximately 521 acres), with gold mining rights and other mineral rights on a total of 828 hectares (approximately 2,046 acres).  We continued negotiations with Rio Sao Pedro and the Sellers for the acquisition of Rio Sao Pedro amicably for some time, however, the Company has decided not to pursue this transaction.

On December 12, 2010, we entered into an Exploration and Acquisition Agreement (the “Capri Agreement”) with Afrocan Resources Ltd. (“Afrocan”).  Afrocan owns 100% of all issued and outstanding shares of Capri General Trading Co. Ltd. (“Capri”), which is the legal and beneficial owner of 100% of all mineral rights on a property in Tanzania (the “Shenda Property”).  We agreed that subject to certain conditions, including final due diligence satisfactory to the Company and the completion and execution of detailed long form agreements supplementing the terms and conditions of the Capri Agreement, we would conduct exploration activities at the Shenda Property.  In the event that we could ascertain certain levels of commercially available and commercially exploitable reserves, we would acquire all of the issued and outstanding equity interests in Capri from Afrocan in exchange for shares of the Company’s common stock.  As of the date of this Prospectus, we are no longer actively pursuing the Capri transaction.

During 2011, we agreed to general terms for the purchase of 100% of the shares of Sociedad Minera Las Cumbres SAC (“Las Cumbres”), the operator of a silver mine located in the Churín region of Peru, approximately 150 miles Northeast of the capital city of Lima.  We also entered into an option agreement with Alfredo de Lima SMRL to purchase the mineral rights for the Condorsenga mine, where the Las Cumbres operation is located.  These agreements were subject to certain conditions which were not fulfilled by the counterparties, and we are no longer pursuing these transactions.

Employees and Directors

As of the date of this Prospectus, we have five full-time employees.  Mr. Leonardo Alberto Riera was appointed as a member of our Board of Directors and as the President of the Company on August 25, 2010.  Effective as of September 2, 2010, Mr. Luis Feliu was appointed as our Chief Financial Officer.  Mr. Riera and Mr. Feliu both devote the majority of their time to the Company’s operations.  In addition, during our most recent fiscal year, our Board of Directors expanded to include Luciano de Freitas Borges, James Ladner and Gabriel Margent.  On August 25, 2010 Mr. Urmas Turu resigned as the President of the Company.  He remained a member of our Board of Directors until March 22, 2011.

Corporate Development Services Agreement

On September 27, 2010, we entered into a Corporate Development Services Agreement (the “Services Agreement”) with CRG Finance AG (“CRG”).  Pursuant to the Services Agreement, CRG has agreed to render to the Company consulting and other strategic advisory services (collectively, the “Advisory Services”). We will pay to CRG the following amounts for the Advisory Services: (i) an inception fee of US$100,000.00 (one hundred thousand U.S. dollars) and (ii) a monthly services fee of US$25,000.00 (twenty five thousand U.S. dollars) per month, payable each month for the period commencing as of September 1, 2010.  CRG shall be paid $10,000 per month of the Advisory Services Fee beginning September 1, 2010, with the balance of $15,000 per month of the Advisory Services Fees together with the Inception Payment accruing until completion of the first Company financing when such accruals shall be fully due and payable.  In consideration of any and all Investment Banking Services provided to the Company, CRG shall receive in cash ten percent (10%) of the total value of each such transaction, payable at the closing of each such transaction. The Services Agreement also contains provisions for the reimbursement of reasonable expenses incurred by CRG, and for indemnification of CRG and its affiliates from claims related to the services provided under the Services Agreement.  The term of the Services Agreement shall be three years, and may be terminated at any time for any reason by CRG upon not less than thirty (30) days’ advance written notice. During May and June 2011, the inception fee and the accrued monthly service fees through June 2011 were paid in full. In July 2011, Ardent Mines and CRG entered into a suspension agreement whereby the investment banking services were terminated.  During the year ended June 30, 2011, we borrowed a total of $750,000 from CRG Finance AG at a rate of 7.5% per annum, calculated based on a year of 365 days and actual days elapsed. The loan, plus any interest accumulated, is due upon demand after the first anniversary of the agreement date within thirty calendar days upon delivery to the Borrower a written demand by the Lender. On October 18, 2011, the loan becomes convertible into common stock at the holder’s option at $3.68 per share.

NI 43-101 Compliant Technical Report on Exploration of the Gold Hills Project

On July 5, 2011, we announced that we have received a 43-101 Technical Report on Exploration prepared by SRK Consulting (U.S.) Inc. for the Company’s “Serra du Ouro” Project in Brazil. Ardent Mines acquired all mineral rights in the Serra du Ouro project area, containing a highly mineralized vein of approximately 13 Kilometers in length, by purchasing 100% of the shares of Gold Hills Mining Ltda. in May of 2011.  The SRK report is filed as an Exhibit hereto and is also available on Ardent Mines' website www.ardentmines.com. The report was prepared upon SRK's completion of a site visit and the analysis of geological and geophysical evidence. SRK confirmed the existence of a highly mineralized vein containing gold of high grade (4 to 7 g/t), originally prospected by the CPRM, an agency of the Brazilian government.

DESCRIPTION OF PROPERTY

We do not own any real estate or other property. Our business office is located at 100 Wall Street, 21st Floor, New York, New York 10005.  There is no rent charged for this space, which is being temporarily provided to the Company by its counsel.  We have also established offices in Florida and Brazil.

LEGAL PROCEEDINGS

On May 10, 2011, we filed a Complaint with the Supreme Court of the State of New York.  The action was removed to the United States District Court for the Southern District of New York on May 17, 2011.  The defendants include Tydus Richards; Lotus Fund, Inc.; Dave Hibbard, as trustee of the Irrevocable Trust For the Benefit of Sloane Ricky Richards dated January 14, 2008; Christopher Wilson, individually and as trustee of the Irrevocable Trust For the Benefit of Chloe Belle Richards dated January 14, 2008; Scott Richards, as trustee of the Irrevocable Trust For the Benefit of Major Tydus Richards, dated January 14, 2008; Blackwater Industries LLC; Shelly Sean Singhal; and Pacific Stock Transfer Company.  Tydus Richards has demanded the replacement of certain certificates of shares which he contends are his and which were lost or misplaced.  We contend that Mr. Richards is not entitled to the certificates since he did not perform under a purported consulting agreement with the Company.   As of as of the date of this Prospectus the defendants have not made any counterclaims against the Company and no hearings have taken place.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

(a) Market Information.

Our common stock began quotation on the Bulletin Board operated by the National Association of Securities Dealers on September 3, 2004, and is currently quoted under the symbol “ADNT.” The following sets forth the high and low bid quotations for the common stock as reported on the Over-the-Counter Bulletin Board for each quarter since July 1, 2009.  These quotations reflect prices between dealers do not include retail mark-ups, markdowns, and commissions and may not necessarily represent actual transactions.

	Common Stock
	High	Low
Quarter Ended June 30, 2011	5.62	4.40
Quarter Ended March 31, 2011	5.00	4.05
Quarter Ended December 31, 2010	4.00	1.55
Quarter Ended September 30, 2010	2.10	.35
Quarter Ended June 30, 2010	1.01	.10
Quarter Ended March 31, 2010	.05	.05
Quarter Ended December 31, 2009	.05	.05
Quarter Ended September 30, 2009	.08	.05

(b) Holders.

At August 17, 2011 there were 26 stockholders of record of our common stock.  As of July 11, 2011, Cede & Company held of record 4,638,980 shares of Company common stock as the custodian for stockholders whose shares are held in brokerage accounts.  The company estimates that there are over 100 shareholders holding their shares in brokerage and bank accounts.

(c) Dividends.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

(d) Securities authorized for issuance under equity compensation plans

On May 12, 2011, we adopted a Stock Option Plan, authorizing the grant of up to 2,500,000 shares of the Company’s common stock.  To date, grants of options exercisable for the purchase of 1,100,000 shares have been granted under the plan.  Twenty-five percent (25%) of this grant vested upon the date of the grant, and an additional twenty-five (25%) of this grant shall vest for each six (6) month period from the date of the grant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this Prospectus. This Prospectus contains certain forward-looking statements and the Company's future operating results could differ materially from those discussed herein. Certain statements contained in this Prospectus, including, without limitation, statements containing the words “believes”, “anticipates,” “expects” and the like, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, as we intend to issue “penny stock,” as such term is defined in Rule 3a51-1 promulgated under the Exchange Act, we are ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments, except as required by the Exchange Act.

Plan of Operation

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations.

To become profitable and competitive, we have to conduct exploration on the property and find mineralized material.  We will be seeking equity financing to provide for the capital required to implement our research and exploration phases.

Results of Operations

Revenues

During the fiscal year ended June 30, 2011, we had no revenues from operations and incurred a net loss of $6,100,322.  During the year ended June 30, 2010 we did not earn any revenues and incurred a net loss of $1,399.  Our net loss from inception through June 30, 2011 was $6,607,303.

Expenses

During the year ended June 30, 2011 we incurred total operating expenses of $6,100,322 which included $2,612,425 in consulting fees, $2,018,275 in director compensation, $374,000 in executive compensation, $453,142 in legal and accounting fees, $258,560 in investment banking services, $86,080 in marketing, $10,000 in mining exploration, $209,930 in travel and $53,303 in other general and administrative fees.  The consulting fees included fees related to the Company’s financing.  The expenses for director compensation and executive compensation included both cash and option grants.  During the year ended June 30, 2010 we incurred total operating expenses of $39,113 which included $11,219 in consulting fees, $27,000 in legal and accounting fees and $410 in other general and administrative fees.  From inception through June 30, 2011, we incurred total operating expenses of $6,619,120.

Liquidity and capital resources

During the year ended June 30, 2011, we borrowed a total of $750,000 from CRG Finance AG at a rate of 7.5% per annum, calculated based on a year of 365 days and actual days elapsed. The loan, plus any interest accumulated, is due upon demand after the first anniversary of the agreement date within thirty calendar days upon delivery to the Borrower a written demand by the Lender. On October 18, 2011, the loan becomes convertible into common stock at the holder’s option at $3.68 per share.

We have executed five subscription agreements to sell a total of 556,000 shares of our common stock at a purchase price of $3.85 per share.  We raised a total of $2,028,180, net of issuance costs of $112,420, from the sales between April 26, 2011 and June 14, 2011.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

As of June 30, 2011 we had current assets of $885,978, current liabilities of $953,845 and a working capital of deficit $67,867. As of June 30, 2011 we had total assets of $1,139,619 comprised of cash of $885,978, computer equipment and software of $3,641 and mining rights of $250,000. As of August 12, 2011, we had $251,728 in cash on hand.

During the year ended June 30, 2011 we spent net cash of $1,604,807 on operating activities. The noncash items included in this amount were common shares issued for services of $2,300,000 and options expense of $1,997,730. During the year ended June 30, 2010 we spent net cash of $40,748 on operating activities including the noncash item of a gain on debt forgiveness.

Net cash used in investing activities for the year ended June 30, 2011 was $253,641 consisting of cash paid for computer equipment of $3,355, cash paid for software of $286 and cash paid for the acquisition of mining rights of $250,000.  Net cash used in investing activities for the year ended June 30, 2010 was $0.

Net cash provided by financing activities for the year ended June 30, 2011 was $2,739,690 consisting of net proceeds from the sale of stock of $2,028,180, proceeds from convertible notes payable of $750,000 and offset by the repayment of related party advances of $38,490. Net cash provided by financing activities for the year ended June 30, 2010 was $44,990 consisting of net proceeds from the sale of stock of $7,000 and related party advances of $37,990.

Plant and Equipment

We have spent $0 on plant and equipment to date, and anticipates expending $600,000 on plants and equipment in the fiscal year ending June 30, 2012.

Employees

As of the date of this Prospectus, we have five full-time employees.  Mr. Leonardo Alberto Riera was appointed as a member of our Board of Directors and as the President of the Company on August 25, 2010.  Effective as of September 2, 2010, Mr. Luis Feliu was appointed as the Chief Financial Officer of the Company.  Mr. Riera and Mr. Feliu both devote the majority of their time to the Company’s operations.  In addition, during our most recent fiscal year, the Company’s Board of Directors expanded to include Luciano de Freitas Borges, James Ladner and Gabriel Margent.  On August 25, 2010 Mr. Urmas Turu resigned as the President of the Company.  He remained a member of the Company’s Board of Directors until March 22, 2011.

Research and Development

We anticipate spending approximately $8,755,000 on mining exploration in the fiscal year ending June 30, 2012 for the Gold Hills project, and additional funds in amounts to be determined by the number of mining projects acquired.

Recent accounting pronouncements

Certain accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

Off Balance Sheet Arrangements

As of June 30, 2011, we did not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We did not have any operations which implicated market risk as of the end of the latest fiscal year.  We expect that our planned operations will engender market risk, particularly with respect to interest rate risk, foreign currency exchange rate risk, commodity price risk (in regard to our prospective customer base), and other relevant market risks, such as equity price risk.  We intend to implement an analysis and assessment program which will on a regular basis determine exposures of our Company to such risks.  We expect to report the results of all such quantitative and qualitative risk assessments prior to entering into any material agreements, and on a regular monthly and annual basis to our Audit Committee so that responsive risk management measures can be discussed and actions taken to the extent reasonably feasible.

MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table presents information with respect to our officers, directors and significant employees as of September 19, 2011:

Name	Age	Position

Leonardo Alberto Riera	51	President, Chief Executive Officer and Director
Luis Feliu	66	Chief Financial Officer
Luciano de Freitas Borges	51	Director
James Ladner	72	Director
Gabriel Margent	59	Director

Each director serves until the next annual meeting of shareholders and until his/her successor shall have been elected and qualified.

Set forth below is biographical information regarding the current officers, directors and significant employees of the Company as of September 19, 2011.

Leonardo Alberto Riera.  On August 25, 2010, Mr. Leonardo Alberto Riera was appointed as a member of our Board of Directors and as our President. Mr. Riera is an investment banker and management consultant.  He is currently an Executive Director of the Asia America Equity Exchange, an entity which promotes investments and commercial transactions between China and the Americas.  He has held this position since 2008.  From 2007-2008, Mr. Riera was the Director of Asset Structuring and Credit Analysis at INTL Consilium, LLC, where he was in charge of the analysis and credit decisions for a substantial portion of the corporate portfolio of an emerging markets hedge fund.  From 1987-2010, he was a partner and the Chief Executive Officer of Latin American Advisors, Inc., an entity focused on providing mergers and acquisitions advice to wealthy families and medium-sized corporations.  From 1988-1998, he was Executive Director and Country Head for Bankers Trust Company in Venezuela.  From 1986-1987 he was Head of Citicorp Investment Bank’s Mergers and Acquisitions unit in Caracas, Venezuela.  Mr. Riera was elected three times as President of the International Banking Association of Venezuela, and was also elected as a Representative to the Congress of the Republic of Venezuela in 1998, where he also served as member of the prestigious Finance Commission of the House. In June of 2011, Mr. Riera was knighted by the Order of Malta, in a ceremony held at the Vatican.

Director Qualifications of Leonardo Alberto Riera:
We have determined that Mr. Riera’s extensive experience in finance and as a businessman, and his professional knowledge of South America, has provided him with the skills and contacts necessary to serve as an officer and director and to provide related services to the Company.

Luis Feliu. On September 2, 2010, Mr. Luis Feliu was appointed as our Chief Financial Officer. Mr. Feliu is presently the Chief Financial Officer of Wilson Manifolds.  He has held this position since 2008.  Prior to this position, he served from 2006 through 2008 as a Senior Consultant to Management Resources of RHI.  He also served as Corporate Controller of Smartmatic Corporation from 2004 to 2006 and served from 2000 to 2004 as Global Senior Vice President-Finance, as well as Chief Financial Officer and Controller, for Lemon Financial, Ltd. (f/k/a Patagon.Com, Inc.).

Luciano de Freitas Borges.  Mr. Borges commenced his services as a member of our Board of Directors as of December 9, 2010. Mr. Borges spent over 28 years working in Brazil’s mining industry, in both government and the private sector.  His positions have included serving as the National Secretary of Mines and Metallurgy in Brazil’s Ministry of Mines and Energy from 1993-2001, and serving as Senior Advisor to the Ministry & Strategic Planning Executive Officer to the Brazilian Geological Survey since 2002.  From 2007 to 2008 he was Chief Executive Officer of Steel Mineracao do Brasil S.A., and since 2006 he has served as the Senior Partner and Chief Executive Officer of Ad Hoc Associated Advisors Inc., a consulting company.  His current activities include serving on the Boards of Directors of Amerix Precious Metals Corporation and Ouro Roxo Participacoes S.A., each of which are developing gold projects in Brazil.  Mr. Borges studied geology at the University of Brasilis, and received both a masters degree in that field and a MBA in Mineral Economics and Mineral Projects Valuation.

Director Qualifications of Luciano de Freitas Borges:
We have determined that Mr. Borges’ extensive experience in mining operations in Brazil has provided him with the knowledge, skills and professional contacts necessary to serve as a director of the Company.

James Ladner.  Mr. Ladner commenced his services as a member of our Board of Directors as of December 2, 2010.  Mr. Ladner has served as a self-employed financial consultant in Kilchberg (Zurich), Switzerland since 1992, and presently serves as a professional company director. He is a director and a member of the audit committees of Oracle Energy Corp. (since 2007), Colt Resources Inc. (since 2010), Royal Coal Corp. (since 2010) and Red Rock Resources plc (since 2011).  From 1992-2002, he was a co-founder and managing director of RP&C International, where he was involved in the syndication and sale of dollar convertible bonds, shares and warrants of North American companies in Europe. He served as the non-executive chairman of Bank Austria (Switzerland) Ltd. from 1992-2001. Previously he was an Executive Vice President of Coutts Bank (Switzerland) Ltd. – now RBS Coutts Bank, where he was employed from 1964 -1992.

As a professional company director he has served on the boards of several other companies, funds and banks in Switzerland, including The Royal Bank of Scotland AG, Interallianz Bank AG, Asahi Bank AG, F. Van Lanschot Bankiers (Switzerland) Ltd., Atlantic Finanz AG, Immofonds, Verit Immobilien, Ahold Finance group. He has also served on boards outside Switzerland, including Energy Capital Investment Co. plc, Equator Exploration Ltd., StrataGold Corporation, Pan Pacific Aggregates plc, Nevoro Inc. and Coastport Capital Inc.  He was a member of the Swiss Admissions Commission for listing on Swiss Stock Exchanges and a member of the Swiss Capital Market Commission of the Swiss National Bank from 1990-1992.  Mr. Ladner is a graduate of the University of St. Gallen in Switzerland.

Director Qualifications of James Ladner:
We have determined that Mr. Ladner’s extensive experience in finance and as a businessman, as well as his extensive experience as a board member, has provided him with the knowledge, experience and relationships necessary to serve as a director of the Company.

Gabriel Margent.  Mr. Margent commenced his services as a member of our Board of Directors as of November 1, 2010.  From 1987-2008, Mr. Margent was employed by Merrill Lynch & Co., Inc. where he served in a broad range of executive positions, including Vice President of Finance in the Office of General Counsel, Vice President of Finance in Global Human Resources, and Vice President of Finance in Investment Banking.  Mr. Margent is presently the Chief Financial Officer of Appitalism, Inc., a position he has held since April, 2010.  Prior to this position, he served from 2008-2010 as a Consultant.

Director Qualifications of Gabriel Margent:
We have determined that Mr. Margent’s extensive experience in finance and as a businessman has provided him with the knowledge, experience and relationships necessary to serve as a director of the Company.

Conflicts Of Interest

The officers and directors of our Company are subject to restrictions regarding opportunities which may compete with the Company’s business plan.  New opportunities which are brought to the attention of the officers and directors of the Company must be presented to the Board of Directors and made available to the Company for consideration and review under principles of state law corporate opportunity doctrines.  A breach of this requirement could be construed as a breach of the fiduciary duties of the officer or director.  Our Ethics Policy requires each employee to avoid any activity, investment or association that conflicts or interferes with the independent exercise of his or her judgment or actions adverse to the Company’s best interests.  Under the Ethics Policy, no employee, or any member of employee’s immediate family, is permitted to accept money, gifts of other than nominal value, unusual entertainment, loans, or any other preferential treatment from any customer or supplier of the Company where any obligation may be incurred or implied on the giver or the receiver or where the intent is to prejudice the recipient in favor of the provider. No directors, officers or employees are permitted to solicit or accept kickbacks, whether in the form of money, goods, services or otherwise, as a means of influencing or rewarding any decision or action taken by a foreign or domestic vendor, customer, business partner, government employee or other person whose position may affect the Company’s business.  No employee is permitted to use Company property, services, equipment or business for personal gain or benefit.  Employees may not act on behalf of, or own a substantial interest in, any company or firm that does business, or competes, with the Company, or conduct business on behalf of the Company with any company or firm in which the employee or a family member has a substantial interest or affiliation. Exceptions require advance written approval from the Chief Financial Officer.  Employees must not personally benefit from outside endeavor as a result of their employment by the Company.   Other than the provisions of our Ethics Policy governing conflicts of interest, we have not adopted a specific conflicts of interest policy.

Involvement in Certain Legal Proceedings

To our knowledge, during the past five years, no director, person nominated to become a director, executive officer, promoter or control person of the company: (1) had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) was convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type or business, securities or banking activities; or (4) was found by a court of competent jurisdiction in a civil action or by the U.S. Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Code of Ethics

We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.  To our knowledge, there have been no reported violations of the Code of Ethics.  In the event of any future amendments to, or waivers from, the provisions of the Code of Ethics, we intend to describe on our Internet website, within four business days following the date of a waiver or a substantive amendment, the date of the waiver or amendment, the nature of the amendment or waiver, and the name of the person to whom the waiver was granted.

Board Committees

Audit Committee

Our Board of Directors currently has an Audit Committee consisting of Mr. Margent and Mr. Ladner.  Our Board of Directors has determined that each of Mr. Margent and Mr. Ladner are independent directors.  We have adopted the standards for director independence contained in the Nasdaq Marketplaces Rule 5605(a)(2).  Mr. Margent heads the Audit Committee and serves as the Audit Committee’s financial expert.

Our audit committee is responsible for: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (3) establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters; (4) establishing internal financial controls; (5) engaging outside advisors; and (6) funding for the outside auditory and any outside advisors engagement by the audit committee.

Audit Committee Financial Expert

Mr. Margent serves as the Audit Committee’s financial expert.

Disclosure Committee

Disclosure committee functions are performed by our entire board of directors.

Director Nominations

There have been no changes in the year ended June 30, 2011 to the procedures by which security holders may recommend nominees to our board of directors.

EXECUTIVE COMPENSATION

Summary Compensation Table (1)(2)

Name and Principal Position	Year	Salary	Option Awards	Total

Leonardo Riera, President, Chief Executive	2011 (3)	$230,000	$579,999	$809,990
Officer and Director (3)	2010 (3)	$0	$0	$0

Urmas Turu, Former President, Chief Executive	2011 (4)	$0	$0	$0
Officer, Chief Financial Officer and Director (4)	2010 (4)	$0	$0	$0

Luis Feliu,	2011 (5)	$59,500	$35,135	$94,635
Chief Financial Officer (5)	2010 (5)	$0	$0	$0

1.
The table reflects each of our last two completed fiscal years.  Pursuant to permissive authority under S-K Rule 402(a)(5) we have omitted tables and columns where there has been no compensation awarded to, earned by, or paid to any of the named executive officers or directors required to be reported in that table or column in any fiscal year covered by that table.

2.	No persons have been entitled to compensation in excess of $100,000 per year prior to the fiscal year ended June 30, 2011.
3.
Mr. Riera was appointed as a member of our Board of Directors and as the President of the Company on August 25, 2010. On February 4, 2011, we granted Mr. Riera options to purchase 50,000 common shares at $.01 per share. On May 12, 2011, Mr. Riera was granted options to purchase 500,000 shares of the Company’s common stock at a purchase price of $4.75 per share.  Twenty-five percent (25%) of this grant vested upon the date of the grant, and an additional twenty-five (25%) of this grant shall vest for each six (6) month period from the date of the grant.  Mr. Riera did not receive any compensation in the fiscal year ended June 30, 2010.

4.	Mr. Turu did not receive any compensation for the years ended June 30, 2011 or June 30, 2010.
5.
Effective as of September 2, 2010, Mr. Luis Feliu was appointed as the Chief Financial Officer of the Company.  On May 12, 2011, Mr. Feliu was granted options to purchase 50,000 shares of the Company’s common stock at a purchase price of $4.75 per share.  Twenty-five percent (25%) of this grant vested upon the date of the grant, and an additional twenty-five (25%) of this grant shall vest for each six (6) month period from the date of the grant.  Mr. Feliu did not receive any compensation in the fiscal year ended June 30, 2010.

Outstanding Equity Awards at Fiscal Year-End

Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Leonardo Riera, President, Chief Executive Officer and Director	50,000	0	$.01	2/4/2016
	125,000	0	$4.75	5/12/2016
		375,000	$4.75	5/12/2016

Urmas Turu, Former President, Chief Executive Officer, Chief Financial Officer and Director	0	0	N/A	N/A

Luis Feliu, Chief Financial Officer	12,500	0	$4.75	5/12/2016
	0	37,500	$4.75	5/12/2016

Director Compensation Paid in 2011

Name	Fees earned or paid in cash	Options	Total
Luciano de Freitas Borges (1)	$47,545.10	$140,358.83	$187,903.93

James Ladner (2)	$35,000	$140,358.83	$175,358.83

Gabriel Margent (3)	$40,000	$105,406.02	$145,406.02

1.
On May 12, 2011, Mr. Borges was granted options to purchase 200,000 shares of the Company’s common stock at a purchase price of $4.75 per share.  Twenty-five percent (25%) of this grant shall vest upon the date of the grant, and an additional twenty-five (25%) of this grant shall vest for each six (6) month period from the date of the grant.

2.
On May 12, 2011, Mr. Ladner was granted options to purchase 200,000 shares of the Company’s common stock at a purchase price of $4.75 per share.  Twenty-five percent (25%) of this grant shall vest upon the date of the grant, and an additional twenty-five (25%) of this grant shall vest for each six (6) month period from the date of the grant.

3.
On May 12, 2011, Mr. Margent was granted options to purchase 150,000 shares of the Company’s common stock at a purchase price of $4.75 per share.  Twenty-five percent (25%) of this grant shall vest upon the date of the grant, and an additional twenty-five (25%) of this grant shall vest for each six (6) month period from the date of the grant.

Compensation of Officers and Directors

Employment Agreement with Leonardo Riera

Effective as of September 27, 2010, we entered into an Employment Agreement with Leonardo Riera regarding his service as our President and Chief Executive Officer.  The Employment Agreement has an initial two year period subject to renewal.

In consideration for services rendered to the Company, Mr. Riera shall be paid a base salary of Twenty Thousand U.S. Dollars ($20,000) per month (“Base Salary”).  Base Salary shall be paid retroactive to August 15, 2010.  Ten thousand U.S. Dollars ($10,000) of this amount shall be payable incrementally on a monthly basis and pro-rated for any partial month of employment, less any applicable statutory and regulatory deductions, which shall be payable in accordance with the Company’s regular payroll practices, as the same may be modified from time to time.  The remainder of the Base Salary shall accrue until such time as the Company shall have received capital investments in the amount of ten million U.S. Dollars ($10,000,000), at which time all accrued and unpaid amounts shall be due and payable. The Board of Directors has granted waivers with respect to the accrual provisions of the agreement and paid the accrued outstanding amounts upon closing of significant capital financing events and the Board may do so again in the future.

Pursuant to his Employment Agreement, Leonardo Riera was granted the right to receive fifty thousand (50,000) restricted shares of the Company’s common stock valued at $84,500.  The Employment Agreement also contains customary provisions regarding protection of Company trade secrets, non-solicitation of Company employees or customers and non-competition with the Company during the term of the Agreement.

On February 4, 2011, we granted Leonardo Riera options to purchase 50,000 common shares at $.01 per share. This option was granted in lieu of the 50,000 shares he was entitled to receive pursuant to his Employment Agreement with the Company.

On May 12, 2011, Mr. Riera was granted options to purchase 500,000 shares of the Company’s common stock at a purchase price of $4.75 per share.  Twenty-five percent (25%) of this grant shall vest upon the date of the grant, and an additional twenty-five (25%) of this grant shall vest for each six (6) month period from the date of the grant.

Luciano Borges

The Company and Mr. Borges have agreed that his compensation shall initially be five thousand U.S. Dollars ($5,000) per month.  Two thousand five hundred U.S. Dollars ($2,500) of this amount shall be paid on a monthly basis and the remainder of this compensation shall accrue until such time as the Company shall have received capital investments in the amount of ten million U.S. Dollars ($10,000,000), at which time all accrued and unpaid amounts shall be paid.

On May 12, 2011, Mr. Borges was granted options to purchase 200,000 shares of the Company’s common stock at a purchase price of $4.75 per share.  Twenty-five percent (25%) of this grant shall vest upon the date of the grant, and an additional twenty-five (25%) of this grant shall vest for each six (6) month period from the date of the grant.

Technical Advisory Services Agreement between the Company and Ad Hoc Associated Advisors Inc.

In addition to Mr. Borges’ service as a Member of the Board, he shall provide consulting services to the Company through Ad Hoc Associated Advisors Inc. (the “Technical Advisor”), a Company of which he is the Chief Executive Officer.  Such consulting services shall relate to the Company’s mining activities, and shall be governed by the Technical Advisory Services Agreement dated as of December 9, 2010 (the “Agreement”), by and between the Company and the Technical Advisor.

We shall compensate the Technical Advisor as follows: (i) The Technical Advisor shall be paid at a rate of Two thousand five hundred U.S. Dollars ($2,500) per month; and (ii) be eligible to receive a bonus of restricted common stock.  Either party may terminate the Agreement on thirty (30) days written notice.

James Ladner

We have agreed with Mr. Ladner that his compensation shall initially be five thousand U.S. Dollars ($5,000) per month. Two thousand five hundred U.S. Dollars ($2,500) of this amount shall be payable incrementally on a monthly basis and pro-rated for any partial month of service, less any applicable statutory and regulatory deductions, which shall be payable in accordance with the Company’s regular payroll practices, as the same may be modified from time to time. The remainder of this compensation shall accrue until such time as the Company shall have received capital investments in the amount of ten million U.S. Dollars ($10,000,000), at which time all accrued and unpaid amounts shall be due and payable.

On May 12, 2011, Mr. Ladner was granted options to purchase 200,000 shares of the Company’s common stock at a purchase price of $4.75 per share.  Twenty-five percent (25%) of this grant shall vest upon the date of the grant, and an additional twenty-five (25%) of this grant shall vest for each six (6) month period from the date of the grant.

Gabriel Margent

We have agreed with Mr. Margent that his compensation shall initially be five thousand U.S. Dollars ($5,000) per month.  Two thousand five hundred U.S. Dollars ($2,500) of this amount shall be payable incrementally on a monthly basis and pro-rated for any partial month of service, less any applicable statutory and regulatory deductions, which shall be payable in accordance with the Company’s regular payroll practices, as the same may be modified from time to time.  The remainder of this compensation shall accrue until such time as the Company shall have received capital investments in the amount of ten million U.S. Dollars ($10,000,000), at which time all accrued and unpaid amounts shall be due and payable.

On May 12, 2011, Mr. Margent was granted options to purchase 150,000 shares of the Company’s common stock at a purchase price of $4.75 per share.  Twenty-five percent (25%) of this grant shall vest upon the date of the grant, and an additional twenty-five (25%) of this grant shall vest for each six (6) month period from the date of the grant.

Equity Incentive Plan

On May 12, 2011, we adopted a Stock Option Plan, authorizing the grant of up to 2,500,000 shares of the Company’s common stock.  To date, grants of options exercisable for the purchase of 1,100,000 shares have been granted under the plan.  Twenty-five percent (25%) of this grant vested upon the date of the grant, and an additional twenty-five (25%) of this grant shall vest for each six (6) month period from the date of the grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of September 19, 2011 by (i) each director of the Company; (ii) each of the Company’s officers named in the Summary Compensation Table and other key employees of our Company; (iii) each person who is known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock; and (iv) all directors and named executive officers as a group.  Except as otherwise indicated below, each person named has sole voting and investment power with respect to the shares indicated.  The percentage of ownership set forth below reflects each holder’s beneficial ownership interest in 16,273,391 issued and outstanding shares of the Company’s common stock.

Amount and Nature of Beneficial Ownership

Name and Address of Beneficial Owner	Shares	Options/ Warrants	Total	Percentage of Shares Outstanding
Five Percent Shareholders
Urmas Turu	1,760,000	0	1,760,000	11%

Executive Officers and Directors
Leonardo Riera (2)	10,000	175,000	185,000	1.1%

Luis Feliu (3)	0	12,500	12,500	**	%

Luciano de Freitas Borges (4)	0	50,000	50,000	**	%

James Ladner (5)	0	50,000	50,000	**	%

Gabriel Margent (6)	0	37,500	37,500	**	%

The mailing address for each of the listed individual is c/o Ardent Mines Limited, 100 Wall Street, 21st Floor, New York, NY 10005.

*A person shall be deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within sixty (60) days, including but not limited to any right to acquire beneficial ownership through the exercise of any option, warrant or right.

* *Less than 1%.

(1)	On August 25, 2010, Mr. Urmas Turu resigned as the President of the Company. He remained a member of the Company’s Board of Directors until March 22, 2011.
(2)	Mr. Riera is the Company’s President, Chief Executive Officer and a member of the Company’s Board of Directors. The shares of Common Stock are owned by the spouse of Mr. Riera.
(3)	Mr. Feliu is the Company’s Chief Financial Officer.
(4)	Mr. Borges is a member of the Company’s Board of Directors.
(5)	Mr. Ladner is a member of the Company’s Board of Directors.
(6)	Mr. Margent is a member of the Company’s Board of Directors.

We are not aware of any pledges of any shares, options or warrants by any of the individuals or entities listed above.

Changes in Control

As of the date of filing of this Prospectus, we are unaware of any arrangement which may result in a change in control.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We have not engaged in any transactions with related persons during the past two fiscal years, other than as described under Executive Compensation, above, and as follows.  As of June 30, 2010, Ardent Mines owed Urmas Turu, the Company’s former president and board member, $38,490 for advances which funds were used for payment of Company expenses.  The amount had no terms of repayment, was unsecured, and bore no interest. During the year ended June 30, 2011, the Company repaid the balance in full.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that each of Mr. Margent and Mr. Ladner are independent directors.  We have  adopted the standards for director independence contained in the Nasdaq Marketplaces Rule 5605(a)(2).  Mr. Riera and Mr. Borges are not independent directors.

Our Board of Directors currently has an Audit Committee consisting of Mr. Margent and Mr. Ladner.  Our Board of Directors also has a Disclosure Committee, consisting of the entire Board of Directors.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Michael J. Morrison Esq., special Nevada counsel to the Company. Mr. Morrison’s mailing address is 1495 Ridgeview Drive, Suite 220 Reno, Nevada 89509.

The Company’s general securities counsel is Wuersch & Gering LLP. The mailing address for Wuersch & Gering LLP is 100 Wall Street, 21st Floor, New York, NY 10005.

EXPERTS

Our financial statements as of June 30, 2011 and June 30, 2010, have been included herein in reliance upon the report of MaloneBailey, LLP, Certified Public Accountants, independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

We have a provision in our bylaws providing for indemnification of our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on this Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information regarding us and the shares offered hereby, please refer to the registration statement. You may inspect a copy of the registration statement without charge at the Commission’s principal offices, and you may obtain copies of all or any part of the registration statement from such office upon payment of the fees prescribed by the Commission.

In addition to this registration statement, we are also required to file periodic reports and other information with the Securities and Exchange Commission, including quarterly reports and annual reports which include our audited financial statements.  You may read and copy any reports, statements or other information we file at the Commission’s public reference facility maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00am to 3:00pm. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the Commission Internet site at http\\www.sec.gov . These filings may be inspected and copied (at prescribed rates) at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may also request a copy of our filings at no cost, by writing of telephoning us at:

Ardent Mines Limited
100 Wall Street, 21st Floor
New York, NY 10005
Telephone: (855) 273-3686
Attention: Leonardo Riera
Title: Chief Executive Officer

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ardent Mines Limited
(An exploration stage company)
New York, New York

We have audited the accompanying balance sheets of Ardent Mines Limited (an exploration stage company) (“Ardent Mines”) as of June 30, 2011 and 2010, and the related statements of expenses, changes in stockholders’ equity (deficit), and cash flows for the years then ended and for the period from July 27, 2000 (inception) through June 30, 2011. These financial statements are the responsibility of Ardent Mines’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Ardent Mines is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Ardent Mines’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ardent Mines as of June 30, 2011 and 2010, and the results of its operations and its cash flows for the years then ended and for the period from July 27, 2000 (inception) through June 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Ardent Mines will continue as a going concern. As discussed in Note 2 to the financial statements, Ardent Mines has suffered recurring losses from operations and has negative working capital, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

August 19, 2011

ARDENT MINES LIMITED
(An Exploration Stage Company)
BALANCE SHEETS

	June 30,	June 30,
	2011	2010
ASSETS
Current Assets
Cash	$885,978	$4,736
Total Current Assets	885,978	4,736

Computer equipment and software, net of accumulated depreciation of $0	3,641
Mining rights	250,000

TOTAL ASSETS	$1,139,619	$4,736

LIABILITIES AND STOCKHOLDERS’EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$108,904	$6,060
Accrued executive compensation	10,000
Accrued director compensation	60,000
Accrued interest on loan	24,941
Convertible notes payable	750,000
Related party advances		38,490
Total Current Liabilities	953,845	44,550

TOTAL LIABILITIES	953,845	44,550

Stockholders’ Equity (Deficit)
Preferred Stock, $0.00001 par value, 100,000,000 shares authorized, none issued and outstanding
Common Stock, $0.00001 par value, 100,000,000 shares authorized 16,013,650 and 14,957,650 issue and outstanding, respectively	160	149
Additional paid-in capital	6,792,917	467,018
Deficit accumulated during the exploration stage	(6,607,303)	(506,981)
Total Stockholders’ Equity (Deficit)	185,774	(39,814)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,139,619	$4,736

See accompanying notes to financial statements.

ARDENT MINES LIMITED
(An Exploration Stage Company)
STATEMENTS OF EXPENSES

			July 27, 2000
	Years Ended		(Inception)
	June 30,		Through
	2011	2010	June 30, 2011

Operating expenses:
Consulting fees	$2,612,425	$11,219	$2,926,671
Director compensation	2,018,275		2,018,275
Executive compensation	374,000		374,000
Investment banking services	258,560		258,560
Other general and administrative	53,303	894	94,830
Legal and accounting	453,142	27,000	616,647
Marketing	86,080		86,080
Mining exploration	10,000		24,588
Travel	209,930		219,469
Total operating expenses	6,075,715	39,113	6,619,120

Other income (expenses)
Interest expense	(24,941)		(26,231)
Other income	231		231
Interest income	103		103
Debt forgiveness	-	37,714	37,714
Total other income (expenses)	(24,607)	37,714	11,817

NET LOSS	$(6,100,322)	$(1,399)	$(6,607,303)

Net loss per share – basic and diluted	$(0.40)	$(0.00)

Weighted average shares outstanding – basic and diluted	15,101,168	14,353,540

See accompanying notes to financial statements.

ARDENT MINES LTD
(An Exploration Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
July 27, 2000 (Inception) Through June 30, 2011

				Deficit
				Accumulated	Total
			Additional	During	Stockholders’
	Common Stock		Paid-in	Exploration	Equity
	Shares	Amount	Capital	Stage	(Deficit)

Shares issued for services	5,000,000	$50	$274,950	$	$275,000

Net loss				(288,255)	(288,255)

Balances at June 30, 2001	5,000,000	50	274,950	(288,255)	(13,255)

Net loss				(9,982)	(9,982)

Balances at June 30, 2002	5,000,000	50	274,950	(298,237)	(23,237)

Net loss				(1,719)	(1,719)

Balances at June 30, 2003	5,000,000	50	274,950	(299,956)	(24,956)

Shares issued for cash	1,014,450	10	101,435		101,445

Net loss				(62,793)	(62,793)

Balances at June 30, 2004	6,014,450	60	376,385	(362,749)	13,696

Net loss				(16,740)	(16,740)

Balances at June 30, 2005	6,014,450	60	376,385	(379,489)	(3,044)

Net loss				(12,464)	(12,464)

Balances at June 30, 2006	6,014,450	60	376,385	(391,953)	(15,508)

Imputed interest on related party payable			1,290		1,290

Net loss				(40,299)	(40,299)

Balances at June 30, 2007	6,014,450	60	377,675	(432,252)	(54,517)

Shares issued for cash	8,243,200	82	82,350		82,432

Net loss		-		(47,170)	(47,170)

Balances at June 30, 2008	14,257,650	142	460,025	(479,422)	(19,255)

Net loss				(26,160)	(26,160)

Balances at June 30, 2009	14,257,650	142	460,025	(505,582)	(45,415)

Shares issued for cash, at $0.01 per share	700,000	7	6,993		7,000

Net loss			-	(1,399)	(1,399)

Balances at June 30, 2010	14,957,650	149	467,018	(506,981)	(39,814)

See accompanying notes to financial statements.

ARDENT MINES LTD
(An Exploration Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
July 27, 2000 (Inception) Through June 30, 2011

				Deficit
				Accumulated	Total
			Additional	During	Stockholders’
	Common Stock		Paid-in	Exploration	Equity
	Shares	Amount	Capital	Stage	(Deficit)

Shares issued for services	500,000	5	2,299,995		2,300,000

Shares issued for cash, at $3.85 per share, net of issuance costs	556,000	6	2,028,174		2,028,180

Options expense			1,997,730		1,997,730

Net loss			-	(6,100,322)	(6,100,322)

Balances at June 30, 2011	16,013,650	$160	$6,792,917	$(6,607,303)	$185,774

See accompanying notes to financial statements.

ARDENT MINES LIMITED
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS

			July 27, 2000
			(Inception)
	Years Ended		Through
	June 30,	June 30,	June 30,
	2011	2010	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,100,322)	$(1,399)	$(6,607,303)
Adjustments to reconcile net loss to net cash used in operating activities:
Common shares issued for services	2,300,000		2,575,000
Options expense	1,997,730		1,997,730
Imputed interest on related party payable			1,290
Debt forgiveness		(37,714)	(37,714)
Changes in operating assets and liabilities:
Accounts payable accrued liabilities	127,785	(1,635)	155,430
Accrued directors compensation	60,000		60,000
Accrued executive compensation	10,000		10,000
NET CASH USED IN OPERATING ACTIVITIES	(1,604,807)	(40,748)	(1,845,567)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for purchase of computer equipment	(3,355)		(3,355)
Cash paid for purchase of software	(286)		(286)
Cash paid for acquisition of mineral rights	(250,000)		(250,000)
NET CASH USED IN INVESTING ACTIVITIES	(253,641)		(253,641)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock issued for cash, net of issuance costs	2, 028,180	7,000	2,219,057
Proceeds from convertible notes payable	750,000	-	750,000
Related party advances (repayments)	(38,490)	37,990	16,129
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,739,690	44,990	2,985,186

NET CHANGE IN CASH	881,242	4,242	885,978
CASH AT BEGINNING OF PERIOD	4,736	494	-
CASH AT END OF PERIOD	$885,978	$4,736	$885,978

Supplemental Disclosures
Interest paid	$	$	$
Income tax paid

See accompanying notes to financial statements

ARDENT MINES LIMITED
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business.   Ardent Mines Limited was incorporated in Nevada on July 27, 2000. Ardent Mines’ principal business plan is to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims.

Ardent Mines has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. On May 4, 2011, Ardent Mines acquired Gold Hills Mining Ltda. which owns certain mining rights in Brazil.

Use of Estimates.   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents.   Investments with an original maturity date of three months or less when purchased are considered to be cash equivalents and are stated at cost.

Income Taxes.   Ardent Mines recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Ardent Mines provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Exploration and Development Costs.   Ardent Mines has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

Basic and Diluted Net Loss Per Share.   Basic and diluted net loss per share calculations are presented in accordance with ASC 260, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

Share-Based Payments. The Company accounts for share-based payments in accordance with the authoritative guidance issued by the FASB on stock compensation, which establishes the accounting for transactions in which an entity exchanges its equity instruments for goods or services. Under the provisions of the authoritative guidance, share-based compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period). The Company estimates the fair value of share-based payments using the Black-Scholes Option Pricing Model. Additionally, share-based awards to non-employees are expensed over the period in which the related services are rendered at their fair value.

Recent Accounting Pronouncements. Ardent Mines does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on their results of operations, financial position or cash flows.

NOTE 2 – GOING CONCERN

Ardent Mines has incurred net losses since inception and has a negative working capital at June 30, 2011. The ability of Ardent Mines to emerge from the exploration stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable mining operations. Management has plans to seek additional capital through a private placement and public offering of its common stock. There is no guarantee that Ardent Mines will be able to complete any of the above objectives. These factors raise substantial doubt regarding the Ardent Mines’ ability to continue as a going concern.

NOTE 3 – ACQUISITION OF MINING RIGHTS

On May 4, 2011, Ardent Mines acquired Gold Hills Mining Ltda. which owns certain mining rights in Brazil. The aggregate purchase price paid was $250,000 which was recorded as capitalized mining rights in the balance sheet as of June 30, 2011.

Under the terms of the acquisition, additional amounts will be paid pursuant to the results of reserves testing performed on the mining properties. Should the reserves testing confirm the existence of gold, silver and byproduct reserves of less than 300,000 equivalent gold ounces; Ardent Mines will not be required to make an additional payment. Should the reserves testing confirm the existence of gold, silver and byproduct reserves between 300,000 and 499,999 equivalent gold ounces; Ardent Mines will be required to pay an additional $400,000 payable within 30 days after completion of a pre-feasibility study. Should the reserves testing confirm the existence of gold, silver and byproduct reserves in excess of 499,999 equivalent gold ounces; Ardent Mines will be required to pay an additional $1,000,000, payable within 30 days after completion of a pre-feasibility study, and $2.00 per additional ounce in excess of 500,000 equivalent gold ounces.

In addition to the amounts to be paid based upon the reserves testing, Ardent Mines will also be required to pay an additional $700,000 within 30 days from the date that Ardent Mines obtains an environmental installation license. Once Ardent Mines begins extracting gold, silver or byproduct from the properties, Ardent Mines will be required to pay a monthly royalty equal to 2% of the net income from the sale of the mineral product. Ardent Mines will also be required to invest at least $3,500,000 in Gold Hills Mining Ltda. upon the development of an extensive extraction program.

NOTE 4 – ADVANCES FROM RELATED PARTY

As of June 30, 2010, Ardent Mines owed Urmas Turu, the Company’s former president and board member, $38,490 for advances which funds were used for payment of Company expenses.  The amount had no terms of repayment, was unsecured, and bore no interest. During the year ended June 30, 2011, the Company repaid the balance in full.

NOTE 5 – CONVERTIBLE NOTES PAYABLE

During the year ended June 30, 2011, the Company borrowed a total of $750,000 from CRG Finance AG at a rate of 7.5% per annum. This unsecured loan, plus any interest accumulated, is due upon demand beginning October 18, 2011. On October 18, 2011, the loan becomes convertible into common stock at the holder’s option at $3.68 per share. Ardent Mines evaluated the conversion option under FASB ASC 815-15 and determined the conversion option does not qualify as a derivative. Ardent Mines then evaluated the conversion option under FASB ASC 470-20 for a beneficial conversion feature and determined that the conversion option does not contain a beneficial conversion feature.

NOTE 6 – STOCKHOLDERS’ EQUITY

Common Stock

A chronological history of Ardent Mines’ stock transactions is as follows:

July 27, 2000 – Ardent Mines incorporated in Nevada. Ardent Mines is authorized to issue 100,000,000 shares of its $0.00001 par value common stock.

August 1, 2000 - Ardent Mines issued 5,000,000 shares of common stock to each of Ardent Mines' President and Secretary and Treasurer for services rendered. This is accounted for as compensation expense of $273,048 and advances and reimbursement expense of $1,952.

During the year ended June 30, 2004, Ardent Mines sold 1,014,450 shares of common stock at $0.10 per share for cash proceeds of $101,445.

During the year ended June 30, 2008, Ardent Mines sold 8,243,200 shares of common stock for cash proceeds of $82,432.

On May 11, 2010, Ardent Mines sold 700,000 common shares at $0.01 per share or $7,000.

During the year ended June 30, 2011, Ardent Mines issued 500,000 shares for services pursuant to an introduction agreement valued at $2,300,000.

During the year ended June 30, 2011, Ardent Mines sold an aggregate of 556,000 common shares for cash proceeds of $2,028,180, net of cash commissions paid of $112,420.

On April 27, 2011, Darby Investments Services Inc. purchased 156,000 common shares pursuant to Regulation S at a purchase price of $3.85 per share or $600,600 total. In addition to the cash commissions, Ardent Mines also granted 41,600 common stock warrants as additional commissions. The warrants have a fair value of $142,375 (see Warrants section below).

Common Stock Options

On February 4, 2011, the Company granted Leonardo Riera options to purchase 50,000 common shares at $ 0.01 per share which options vest immediately and have a term of 5 years. The options were granted in lieu of the 50,000 shares he was entitled to receive pursuant to his employment agreement dated September 27, 2010. The 50,000 common shares he was originally granted were fair valued and expensed at $84,500 during September 2010. On the date of the modification of the award, the fair value of the options granted was determined to be $229,066 and the fair value of the shares originally granted was determined to be $229,500. The fair value of the modified award on February 4, 2011 decreased; accordingly, there was no additional expense recorded. The fair value of the options was determined using the Black-Scholes Option Pricing Model. The significant assumptions used in the model include (1) discount rate of 1.25%, (2) expected life of 2.5 years (3) expected volatility of 169.52% and (4) zero expected dividends.

On May 12, 2011, the Company granted its Board members and advisers an aggregate of 1,300,000 stock options exercisable at $ 4.75 per share. The options vest 25% upon grant and an additional 25% vests each six months from the date of the grant. The fair value of the options was determined to be $5,368,121 using the Black-Scholes Option Pricing Model. The significant assumptions used in the model include (1) discount rate of 0.98%, (2) expected terms between 2.5 and 3.25 years (3) expected volatilities between 165.66% and 198.46% and (4) zero expected dividends. The fair value is being expensed over the vesting period of the options. During the year ended June 30, 2011, $1,913,230 was expensed. The remaining $3,454,891 will be expensed over the remaining vesting period.

During the year ended June 30, 2010, there were no options granted or outstanding and as of the date covered by this report, no options have been exercised.

A summary of option activity for the year ended June 30, 2011 is reflected below:

	Options	Weighted- Average Exercise Price
Outstanding at June 30, 2010		$
Granted	1,350,000		4.57
Canceled
Forfeited
Outstanding at June 30, 2011	1,350,000		$4.57
Exercisable at June 30, 2011	375,000		$4.86

At June 30, 2011, the range of exercise prices and the weighted average remaining contractual life of the options outstanding were $0.01 to $4.75 and 4.86 years, respectively. The intrinsic value of the exercisable options outstanding at June 30, 2011 was $574,500.

Common Stock Warrants

During May and June 2011, the Company granted an aggregate of 51,600 common stock warrants as a commission for the sale of common stock. The warrants are exercisable at $3.85 per share, vest immediately and have a term of 1 year. The fair value of the warrants was determined to be $176,600 using the Black-Scholes Option Pricing Model. The significant assumptions used in the model include (1) discount rate of 0.18%, (2) expected term of 1 year (3) expected volatility of 148.57% and (4) zero expected dividends. The fair value was recorded against additional paid-in capital as stock issuance costs.

During the year ended June 30, 2010, there were no warrants granted or outstanding and as of the date covered by this report, no warrants have been exercised.

A summary of warrant activity for the year ended June 30, 2011 is reflected below:

	Warrants	Weighted- Average Exercise Price
Outstanding at June 30, 2010		$
Granted	51,600		3.85
Canceled
Forfeited
Outstanding at June 30, 2011	51,600		$3.85
Exercisable at June 30, 2011	51,600		$3.85

At June 30, 2011, the exercise price and the weighted average remaining contractual life of the warrants outstanding were $3.85 and 0.94 years, respectively. The intrinsic value of the warrants exercisable at June 30, 2011 was $59,340.

NOTE 7 – COMMITMENTS

Director Compensation

On November 1, 2010, Gabriel Margent was appointed to the Company’s board of directors and to the position of financial expert on its Audit Committee. Mr. Margent is compensated at a rate of $5,000 per month. $2,500 of this amount shall be payable incrementally on a monthly basis and pro-rated for any partial month of service. The remainder of his compensation shall accrue until such time as the Company shall have received capital investments of $10,000,000, at which time all accrued and unpaid amounts shall be due and payable.

On November 30, 2010, James Ladner was appointed as a member of the board of directors and also the Audit Committee. Mr. Ladner is compensated at a rate of $5,000 per month. $2,500 of this amount shall be payable incrementally on a monthly basis and pro-rated for any partial month of service. The remainder of his compensation shall accrue until such time as the Company shall have received capital investments of $10,000,000, at which time all accrued and unpaid amounts shall be due and payable.

On December 9, 2010, Luciano de Freitas Borges was appointed as a member of the board of directors. Mr. Borges is compensated at a rate of $5,000 per month. $2,500 of this amount shall be payable incrementally on a monthly basis and pro-rated for any partial month of service. The remainder of his compensation shall accrue until such time as the Company shall have received capital investments of $10,000,000, at which time all accrued and unpaid amounts shall be due and payable.

Corporate Development Services Agreement

On September 27, 2010, the Company entered into a Corporate Development Services Agreement with CRG Finance AG. The Company has agreed to pay to CRG the following amounts for the Advisory Services: (i) an inception fee of $100,000; and (ii) a monthly services fee of $25,000 commencing September 1, 2010.  CRG shall be paid $10,000 per month of the Advisory Services Fee, with the balance of $15,000 per month together with the Inception Payment accruing until completion of the first Company financing following the date of the Services Agreement when such accruals shall be fully due and payable. During May and June 2011, the inception fee and the accrued monthly service fees through June 2011 were paid in full. In July 2011, Ardent Mines and CRG entered into a suspension agreement whereby the investment banking services were terminated.

NOTE 8 - INCOME TAXES

The Company is subject to United States federal and state income taxes at an approximate rate of 35%.

The significant components of deferred income tax assets at June 30, 2011 are as follows:

	June 30, 2011	June 30, 2010

Net operating loss carry forward	$820,000		$190,000
Valuation allowance	(820,000)		(190,000)

Net deferred income tax asset	$-	$

The Company has recognized a valuation allowance for the deferred income tax asset since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years. The valuation allowance is reviewed annually. When circumstances change and which cause a change in management's judgment about the realizability of deferred income tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

The cumulative net operating loss carry-forward is approximately $2,300,000 at June 30, 2011, and will expire in the years 2021 to 2030.

[OUTSIDE BACK COVER OF PROSPECTUS]

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ninety days after the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities registered under this registration statement. All amounts are estimates except the Commission registration fee. The following estimated expenses will be borne solely by us.

Commission registration fee	$	________*
Legal fees and expenses	$	________*
Accounting fees and expenses	$	________*
Miscellaneous expenses	$	________*
Total	$	________*

* To be disclosed by amendment.

We have agreed to bear expenses related to the registration of the shares of common stock covered by this registration statement.

Item 14.     Indemnification of Directors and Officers

Our bylaws provide that we shall indemnify any and all of our present or former directors and officers for expenses incurred in connection with the defense of any action relating to their services. Costs, charges and expenses (including attorneys' fees) incurred by such person in defending a civil or criminal proceeding shall be paid by the Company in advance upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by the Company as authorized by the bylaws, and upon satisfaction of other conditions required by current or future legislation.  To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith. These provisions may limit the ability of our stockholders to recover damages against our directors through legal proceeding or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Item 15.      Recent Sales of Unregistered Securities; Use of Proceeds from Registered Securities

Issuances of Shares

During our most recent fiscal year, we have executed five subscription agreements to sell a total of 556,000 shares of the Company’s Common Stock (the “Shares”) at a purchase price of $3.85 per share.  We have raised a total of $2,140,600 from the sale of an aggregate of 556,000 shares between April 26, 2011 and June 14, 2011.  All of the aforementioned stock issuance transactions were subscribed by non-U.S. persons and were undertaken by the Company in reliance upon the exemption from securities registration under Regulation S of the U.S. Securities Act of 1933, as amended.

In connection with the sales of the Shares, we have also compensated Mobax Securities Limited for its services to the Company in connection with facilitating financing for the Company.  We have made grants of Common Stock Purchase Warrants to Mobax Securities Limited to purchase 51,600 shares of the Company’s common stock, at an exercise price of $3.85 per share.  Mobax Warrants to purchase 41,600 shares are exercisable until May 30, 2012; Mobax Warrants to purchase 10,000 shares are exercisable until July 13, 2012.

We entered into an Introduction Agreement (the “Introduction Agreement”) dated as of December 15, 2010 regarding the identification of potential acquisitions of mining companies and/or mining rights with SV Commercial S.A. (the “Agent”).  The Introduction Agreement contemplated that the Agent would notify the Company of potential acquisitions that it believes are suitable for the Company.  Pursuant to the Introduction Agreement, the Company agreed to compensate the Agent through the issuance of 500,000 shares of the Company’s common stock in the event that certain acquisitions were made by the Company.  On May 4, 2011, we completed the acquisition of Gold Hills Mining Ltda., and we have subsequently issued 500,000 shares of the Company’s common stock to the Agent.  The stock issuance to the Agent was undertaken by the Company in reliance upon the exemption from securities registration under Regulation S of the U.S. Securities Act of 1933, as amended.

On September 7, 2011 (the “Closing Date”), pursuant to a securities purchase agreement, dated September 1, 2011, we completed the closing of an offering of our securities (the “Offering”) for a total subscription proceeds of $1,000,003.50 through the issuance of 259,741 shares of the Company’s Common Stock at a purchase price of $3.85 per share (the “Shares”) to certain accredited investors (the “Investors”).  In connection with the issuance of the Shares, the Investors received common stock purchase warrants to purchase up to 259,741 additional shares of our common stock (the “Warrants”). The initial exercise price of the Warrants is $4.15 per share, subject to adjustment therein, with a term of exercise equal to 5 years.

For a period of 6 months after the Closing Date, the purchase price per Share and the exercise price of the Warrants are subject to adjustment pursuant to certain events, including a subsequent financing by the Company on terms more favorable to the Investors than the terms in the Securities Purchase Agreement.  Additionally, the number of shares of common stock to be received upon the exercise of the Warrants (the “Warrant Shares”) and the exercise price of the Warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the Closing Date.

In connection with the Offering, we granted the Investors registration rights pursuant to a registration rights agreement, dated September 1, 2011 (the “Registration Rights Agreement”). We are required to file a registration statement in order to register the Shares and the Warrant Shares. Pursuant to the terms of the Registration Rights Agreement, we are required to file a registration statement within 30 days following the date of the Securities Purchase Agreement and will cause the registration statement to be declared effective within 90 days of the date of the Securities Purchase Agreement (120 days in the event the SEC reviews the registration statement).

Net proceeds from the private placement will be used primarily to support the Company's current exploration and development plans in Brazil together with the Company's ongoing general corporate and working capital requirements.

On June 15, 2011, we entered into an engagement agreement (the “Engagement Agreement”) with Rodman & Renshaw, LLC to act as our exclusive placement agent (the “Placement Agent”) in connection with the Offering. Pursuant to the terms of the Engagement Agreement, we have compensated the Placement Agent for its services with (i) a cash compensation equal to 7% of the gross proceeds received by the Company and (ii) common stock purchase warrants to purchase a total of 18,182 shares of the Company’s common stock, with an exercise price of $4.15 per share.  We have also agreed to compensate the Placement Agent for all of its reasonable expenses in connection with the Offering.

The Shares and Warrants issued to the Investors and the warrants issued to the Placement Agent and its affiliates were issued in reliance on exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and Rule 506 of Regulation D promulgated under the Act.  These transactions qualified for exemption from registration because among other things, the transactions did not involve a public offering, each Investor was an accredited investor and/or qualified institutional buyer, each Investor had access to information about the Company and their investment, each Investor took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

Item 16.     Exhibits and Financial Statement Schedules.

EXHIBITS

The following exhibits are included as part of this registration statement.

Exhibit No.	Description of Exhibits

Exhibit 3.1	Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on November 30, 2000.

Exhibit 3.2	Bylaws, incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on November 30, 2000.

Exhibit 4.1	Form of Warrant, incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 8, 2011.

Exhibit 5.1	Opinion of Michael Morrison, Nevada counsel to the Company. Opinion based upon Nevada State law.

Exhibit 10.3
Consulting Agreement between Ardent Mines Limited and Executive Consulting Services Group, dated as of September 1, 2010, incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on September 28, 2010.

Exhibit 10.4
Corporate Development Services Agreement, by and between Ardent Mines Limited and CRG Finance AG, dated as of September 27, 2010, incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on September 28, 2010.

Exhibit 10.5
Promissory Note, by and between the Company and CRG Finance AG, dated as of August 31, 2010, incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 15, 2010.

Exhibit 10.6
Letter of Intent to Acquire Rio Sao Pedro Mineracao LTDA, by and between the Company and Rio Sao Pedro Mineracao LTDA, dated as of September 25, 2010, incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 15, 2010.

Exhibit 10.7
Employment Agreement, by and between the Company and Leonardo Riera, dated as of September 27, 2010, incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 15, 2010.

Exhibit 10.8
Convertible Promissory Note, by and between the Company and CRG Finance AG, dated as of October 19, 2010, incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 15, 2010.

Exhibit 10.9
Agreement, by and between the Company and Luciano de Freitas Borges, dated as of December 9, 2010, incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on February 14, 2011.

Exhibit 10.10
Exploration and Acquisition Agreement, by and between the Company and Afrocan Resources Ltd., dated as of December 12, 2010, incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on February 14, 2011.

Exhibit 10.11
Exploration and Acquisition Agreement, by and between the Company and Afrocan Resources Ltd., dated as of December 12, 2010, incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on February 14, 2011.

Exhibit 10.12
Purchase Agreement by and between the Company, Gold Hills Mining Ltda. and the shareholders of Gold Hills Mining Ltda., dated as of May 4, 2011, incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on August 31, 2011.

Exhibit 10.13
Stock Option Plan, adopted as of May 12, 2011, incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on August 31, 2011.

Exhibit 10.14
Form of Stock Option Agreement, with schedule of grants appended, incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on August 31, 2011.

Exhibit 10.15
Form of Securities Purchase Agreement, dated September 1, 2011, incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 8, 2011.

Exhibit 10.16
Form of Registration Rights Agreement, dated September 1, 2011, incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 8, 2011.

Exhibit 10.17
Placement Agent Agreement with Rodman & Renshaw, LLC, dated June 15, 2011, incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 8, 2011.

Exhibit 14.1	Code of Ethics, incorporated by reference to Exhibit 14.1 to the Company’s Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on October 14, 2003.

Exhibit 21	List of Subsidiaries, incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on August 31, 2011.

Exhibit 23.1
Consent of Jeffrey Volk, Geologist, SRK Consulting (U.S.), Inc. to filing of Technical Report on Exploration, dated as of July 5, 2011, incorporated by reference to Item 24 of Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 8, 2011.

Exhibit 23.2	Consent of Malone Bailey, LLP with respect to inclusion of audit report in Registration Statement on Form S-1.

Exhibit 23.3	Consent of Michael Morrison Nevada counsel to the Company (included in Exhibit 5.1).

Exhibit 24	Power of Attorney (included on Signature Page).

Exhibit 99.1
NI 43-101 Technical Report on Exploration, dated July 5, 2011, incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 8, 2011.

Item 17.     Undertakings

The undersigned Company hereby undertakes to:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, in the State of Florida, on September 28, 2011.

ARDENT MINES LIMITED

By:	/s/ Leonardo Riera
Name: Leonardo Riera
Title: President and Chief Executive Officer

DIRECTOR AND OFFICER SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leonardo Riera as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Leonardo Riera
Name:	Leonardo Riera
Title:	President, Chief Executive Officer,
Principal Executive Officer and Director
Dated:	September 28, 2011

/s/ Gabriel Margent
Name:	Gabriel Margent
Title:	Director
Dated:	September 28, 2011

/s/ James Ladner
Name:	James Ladner
Title:	Director
Dated:	September 28, 2011

/s/ Luciano de Freitas Borges
Name:	Luciano de Freitas Borges
Title:	Director
Dated:	September 28, 2011

EXHIBIT INDEX

The following exhibits are included as part of this registration statement.

Exhibit No.	Description of Exhibits

Exhibit 3.1	Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on November 30, 2000.

Exhibit 3.2	Bylaws, incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on November 30, 2000.

Exhibit 4.1	Form of Warrant, incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 8, 2011.

Exhibit 5.1	Opinion of Michael Morrison, Nevada counsel to the Company. Opinion based upon Nevada State law.

Exhibit 10.3
Consulting Agreement between Ardent Mines Limited and Executive Consulting Services Group, dated as of September 1, 2010, incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on September 28, 2010.

Exhibit 10.4
Corporate Development Services Agreement, by and between Ardent Mines Limited and CRG Finance AG, dated as of September 27, 2010, incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on September 28, 2010.

Exhibit 10.5
Promissory Note, by and between the Company and CRG Finance AG, dated as of August 31, 2010, incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 15, 2010.

Exhibit 10.6
Letter of Intent to Acquire Rio Sao Pedro Mineracao LTDA, by and between the Company and Rio Sao Pedro Mineracao LTDA, dated as of September 25, 2010, incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 15, 2010.

Exhibit 10.7
Employment Agreement, by and between the Company and Leonardo Riera, dated as of September 27, 2010, incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 15, 2010.

Exhibit 10.8
Convertible Promissory Note, by and between the Company and CRG Finance AG, dated as of October 19, 2010, incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 15, 2010.

Exhibit 10.9
Agreement, by and between the Company and Luciano de Freitas Borges, dated as of December 9, 2010, incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on February 14, 2011.

Exhibit 10.10
Exploration and Acquisition Agreement, by and between the Company and Afrocan Resources Ltd., dated as of December 12, 2010, incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on February 14, 2011.

Exhibit 10.11
Exploration and Acquisition Agreement, by and between the Company and Afrocan Resources Ltd., dated as of December 12, 2010, incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on February 14, 2011.

Exhibit 10.12
Purchase Agreement by and between the Company, Gold Hills Mining Ltda. and the shareholders of Gold Hills Mining Ltda., dated as of May 4, 2011, incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on August 31, 2011.

Exhibit 10.13
Stock Option Plan, adopted as of May 12, 2011, incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on August 31, 2011.

Exhibit 10.14
Form of Stock Option Agreement, with schedule of grants appended, incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on August 31, 2011.

Exhibit 10.15
Form of Securities Purchase Agreement, dated September 1, 2011, incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 8, 2011.

Exhibit 10.16
Form of Registration Rights Agreement, dated September 1, 2011, incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 8, 2011.

Exhibit 10.17
Placement Agent Agreement with Rodman & Renshaw, LLC, dated June 15, 2011, incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 8, 2011.

Exhibit 14.1	Code of Ethics, incorporated by reference to Exhibit 14.1 to the Company’s Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on October 14, 2003.

Exhibit 21	List of Subsidiaries, incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on August 31, 2011.

Exhibit 23.1
Consent of Jeffrey Volk, Geologist, SRK Consulting (U.S.), Inc. to filing of Technical Report on Exploration, dated as of July 5, 2011, incorporated by reference to Item 24 of Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 8, 2011.

Exhibit 23.2	Consent of Malone Bailey, LLP with respect to inclusion of audit report in Registration Statement on Form S-1.

Exhibit 23.3	Consent of Michael Morrison Nevada counsel to the Company (included in Exhibit 5.1).

Exhibit 24	Power of Attorney (included on Signature Page).

Exhibit 99.1
NI 43-101 Technical Report on Exploration, dated July 5, 2011, incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 8, 2011.